Exhibit 10.8

Duolingo, Inc. 5900 Penn Avenue, 2nd floor Pittsburgh, PA 15206 Main Office: 412-567-6602
July 29th, 2016
Bob Meese
Employment Terms
Dear Bob:
Duolingo, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment in the exempt position of VP of Business, in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by your supervisor. Your start date will be September 6th, 2016. You will report to Luis von Ahn, the Company’s Chief Executive Officer, and will be headquartered in Pittsburgh, PA.
You will be paid a base salary at the annual rate of $200,000, less payroll deductions and all required withholdings. Your salary will be payable in accordance with the Company’s standard payroll policies (subject to required tax withholding and other authorized deductions). As an additional incentive to join the Company, subject to approval by the Board of Directors, you will be granted an unvested option to purchase 220,000 shares of common stock of the Company pursuant to the Company’s 2011 Equity Incentive Plan (as amended, the “Plan”), at a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). Subject to the terms and conditions of the Plan and the Company’s standard form of stock option agreement, twenty-five percent (25%) of the shares subject to the Option shall vest one year after the Commencement Date, and 1/48th of the Shares subject to the Option shall vest in equal monthly installments thereafter, with such vesting subject to your continuous employment by the Company. Duolingo will also reimburse your actual moving expenses, up to $2,500.00 USD, incurred as a result of the relocation.
You shall be eligible to participate in the Company’s basic employment benefits generally available to all Company employees, as may exist now or in the future. You shall be eligible to participate in all incentive, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its employees generally. You will be eligible for standard benefits, such as medical insurance, sick leave, vacations and holidays to the extent applicable generally to other employees of the Company. Details about these benefits will be provided and in Summary Plan Descriptions, which will be prepared by the Company and made available for your review in due course.

    During your employment, you will be a full-time employee of the Company and will not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company. As a condition of employment, you will be required to sign and comply with a Proprietary Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information, sign and return a satisfactory I-9 Immigration form providing sufficient documentation establishing your employment eligibility in the United States, and provide satisfactory proof of your identity as required by United States law. Your employment is further subject to satisfactory completion of a background check. By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.
Notwithstanding any of the above, your employment with the Company is “at will.” This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. The at-will nature of our employment relationship cannot be changed except in a writing signed by the Chief Executive Officer of the Company.
If you accept this offer, this letter and the Proprietary Information and Invention Assignment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the Proprietary Information and Invention Assignment Agreement or contrary to those contained in this letter or the Proprietary Information and Invention Assignment Agreement that may have been made to you are expressly cancelled and superseded by this offer.
(signature page follows)

Please sign and date this letter, and return it to me by August 5th, 2016 if you wish to accept employment at the Company under the terms described above.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
DUOLINGO, INC.
By: /s/ Luis von Ahn
Luis von Ahn
President & Chief Executive Officer
Accepted by:
Bob Meese
/s/ Bob Meese
Date:    July 29, 2016
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